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                                     Exhibit A(8)
                                      AGREEMENT

    THIS AGREEMENT entered into as of the 13th day of February, 1984, by and between The Northwestern Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the State of Wisconsin ("NML"), Northwestern Mutual Variable Life Account, a separate account established by NML in accordance with the provisions of the Wisconsin Insurance law (the "Account") and NML Equity Services, Inc., a Wisconsin corporation ("Equity").

    WHEREAS, NML and Equity are parties to certain Agreements dated as of March 1, 1971, December 1, 1971 and March 10, 1981; and

    WHEREAS, such Agreements provide that NML and Equity shall serve as co-depositors of NML Variable Annuity Account B, NML Variable Annuity Account 2 and NML Variable Annuity Account 1, separate accounts established by NML and registered as unit investment trusts under the Investment Company Act of 1940; and

    WHEREAS, it is contemplated that the Account will also be registered as a unit investment trust under the Investment Company Act of 1940; that NML will perform administrative services in connection with the affairs of the Account and the sale and redemption of the variable life insurance policies to be issued in connection with the Account (the "Policies"); and that Equity will assist NML in the performance of such administrative services; and

    WHEREAS, the parties hereto desire that a similar co-depositor arrangement shall be used for the Account.

    NOW THEREFORE IT IS MUTUALLY AGREED AS FOLLOWS:

    1. Equity will supervise the persons who receive all payments of premiums with the Policies, and other communications from Policy owners, to insure that:
(i) all orders for purchases, surrenders, exchanges, loans, loan repayments, transfers and other transactions under the Policies are properly time-stamped;
(ii) warrants identifying all checks received are prepared; (iii) all checks are promptly transmitted to NML for processing; and (iv) proper records of such transactions are maintained.

    2. NML will produce journals for daily Policy transactions of NML and the Account with its data processing equipment and deliver such journals to Equity. Upon receipt of such journals Equity will summarize such transactions and prepare suitable accounting entries on the books and records of NML and the Account to reflect such transactions. Equity will also maintain and preserve such journals.

    3. Equity will calculate the investment rate of return for each division of the Account and the number of shares of each Portfolio of Northwestern Mutual Variable Life Series Fund, Inc. (the "Fund") which are to be purchased or redeemed by the Account for each business day and maintain the financial books and records of the Account.

    4. As of the close of business on each business day Equity as agent for the Account will purchase or redeem the appropriate number of shares of each Portfolio of the Fund.

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    5.   Equity will maintain necessary records to reflect the calculation of the investment rates of return for the divisions and the purchase and redemption of Fund shares including confirmation statements received from the Fund on transactions for the Account.

    6. Equity understands that it is a co-depositor of the Account with NML, and as such co-depositor Equity will sign any documents required to be filed with the Securities and Exchange Commission on behalf of the Account, including, without limitation, the Registration Statement of the Account to be filed under the Securities Act of 1933, amendments and post-effective amendments thereto, the Registration Statement of the Account to be filed under the Investment Company Act of 1940, and such periodic reports as may be required.

    7. This Agreement may not be assigned by any party except by consent of all the parties and shall continue for a period of one year and from year to year thereafter subject to termination by any party at any time upon 60 days written notice to the other parties.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  THE NORTHWESTERN MUTUAL LIFE
ATTEST:                            INSURANCE COMPANY


/s/ PETER W. BRUCE                 By: /s/ GARY E. LONG
-------------------------              ------------------------------
Peter W. Bruce, Secretary              Gary E. Long, Controller


                                   NORTHWESTERN MUTUAL VARIABLE
                                    LIFE ACCOUNT

                                   By: THE NORTHWESTERN MUTUAL LIFE
ATTEST:                                INSURANCE COMPANY (Depositor)


/s/ PETER W. BRUCE                 By: /s/ GARY E. LONG
-------------------------              ------------------------------
Peter W. Bruce, Secretary              Gary E. Long, Controller


ATTEST:                            NML EQUITY SERVICES, INC.


/s/ MERRILL C. LUNDBERG            By: /s/ HAROLD E. BREWSTER
-------------------------              -----------------------------
Merrill C. Lundberg,                   Harold E. Brewster, President
 Assistant Secretary